December 19, 1995



Mr. Jeff Keierleber
c/o Decade Companies
250 North Patrick Boulevard, Suite 140
Brookfield WI  53045

RE:  Decade's Monthly Income and Appreciation Fund, A Limited
     Partnership

Dear Jeff:

I am pleased to inform you that our Loan Committee has approved your request for a first mortgage loan on the Madison property.
The basic terms and conditions of this approval follow.

 Borrower:      Decade's Monthly Income & Appreciation Fund, A
                Limited Partnership

 Amount:        $1,850,000

 Purpose:       Purchase limited partner interests
 Interest       The Wall Street Journal Prime Rate, adjusted
 Rate:          monthly

 Loan Fees:     1/2 of 1% ($9,250.00)
 Maturity       12/31/98
 Date:

 Amortization:  Twenty-five (25) years, approximately $15,210
                (principal and interest) per month

 Secured By:    First mortgage on land and improvements at 201-
                245 Swanton Road, Madison, WI
 Additional     Subordination of property management fees to the
 Collateral:    Bank.

Approval is subject to receipt by the Bank of a satisfactory appraisal, environmental Phase I report, and current evidence of title supported by a title policy.

This commitment shall expire on January 31, 1996, unless it is extended by mutual agreement of the Bank and the Borrower.

Very truly yours,



John C. Hoffman
Vice President